Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Pope Resources, A Delaware Limited Partnership:

We consent to the incorporation by reference in the registration statement (No. 333‑128245) on Form S-8 and in the registration statement (No. 333-218338) on Form S-3 of Pope Resources, A Delaware Limited Partnership, of our reports dated March 2, 2018, with respect to the consolidated balance sheets of Pope Resources, A Delaware Limited Partnership and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of comprehensive income, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of Pope Resources, A Delaware Limited Partnership.
(signed) KPMG LLP
Seattle, Washington
March 2, 2018